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                                                                          3 (ii)


                         CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                       OF CLEAN DIESEL TECHNOLOGIES, INC.

THE UNDERSIGNED does hereby certify that CLEAN DIESEL TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), has duly adopted the following amendment of Article 4 of its Certificate of Incorporation in accordance with the provisions of ss. 242 of the Delaware General Corporation Law:

                Article 4 of the certificate of incorporation of the Corporation be, and it hereby is, amended by revoking in its entirety the first paragraph of said Article 4 and the following being, and it hereby is, substituted in its place as follows:

       "4. The corporation shall have authority to issue the total number of Fifteen Million One Hundred Thousand (15,100,000) shares of the par value of $0.05 per share, amounting in the aggregate to Seven Hundred Fifty Five Thousand Dollars ($755,000) and of such shares Fifteen Million (15,000,000) shall be designated as common stock and One Hundred Thousand ($100,000) shall be designated as preferred stock."

IN WITNESS WHEREOF, the Corporation has issued this Certificate of Amendment of Certificate of Incorporation to be signed by its Secretary, Charles W. Grinnell, this 17th day of June 1998.


                         CLEAN DIESEL TECHNOLOGIES, INC.

                         By: /s/ Charles W. Grinnell
                             -------------------------------
                             Director, Vice President, and
                             Corporate Secretary


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